UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2018

Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9235	93-0768752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

601 East Beardsley Avenue,	46514-3305
Elkhart, Indiana	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (574) 9707460

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 18, 2018, Thor Industries, Inc. (the “Company”) and Tyr Holdings GmbH & Co. AG, a wholly owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders (the “Sellers”) of Erwin Hymer Group SE (“EHG”) for the Company to acquire all of the issued and outstanding shares of capital stock of EHG, a privately held international company and manufacturer of recreational vehicles in Europe and other locations, for cash consideration of approximately €1.7 billion (approximately $2.0 billion at the exchange rate as of September 17, 2018), subject to adjustment as set forth in the Purchase Agreement, and approximately 2.3 million shares of the Company’s common stock. The Company will also assume debt of EHG and its affiliates, of approximately €300 million (approximately $350 million at the exchange rate as of September 17, 2018). The Purchase Agreement generally provides for an effective date of May 31, 2018 for tax, economic, and other purposes of the transaction and the Company expects the transaction to close in the second or third quarter of fiscal 2019, subject to the satisfaction of specified closing conditions, the failure of which may result in the transaction being terminated and, in certain circumstances, the Company’s incurrence of a breakup fee of approximately €60.0 million (approximately $70 million at the exchange rate as of September 17, 2018).

The Purchase Agreement contains customary representations, warranties, and covenants by each of the parties, and also contains indemnification provisions under which the parties have agreed to indemnify each other against certain liabilities. In addition, the Purchase Agreement compels the Sellers to convey, and to cause EHG to convey, a license agreement in relation to the use of the family name "Hymer" in the world-wide recreational vehicle industry in favor of the Company. Under the terms of the Purchase Agreement, the Company has agreed not to close certain of EHG’s manufacturing sites in Germany, including EHG’s headquarters, or to terminate any employees on operational grounds at those sites for a period of three years from the closing date, subject to certain exceptions. The Company will also be required to register the resale of the Company’s common stock issued to the Sellers as consideration in the transaction with the U.S. Securities & Exchange Commission.

In connection with the Purchase Agreement, the Company entered into a debt commitment letter (the “Commitment Letter”), dated as of September 18, 2018, with JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays (“Barclays”) (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide a seven-year term loan in an aggregate principal amount of $2.3 billion and a five-year senior secured asset based loan in the aggregate amount of $750 million, subject in each case to the satisfaction of certain customary closing conditions (the “Debt Financing”). The Debt Financing is subject to various conditions, including the execution of definitive documentation and other customary closing conditions. Under the terms of the Commitment Letter, and subject thereto, JPMorgan and Barclays will act as joint lead arrangers and joint bookrunners, and JPMorgan will act as sole administrative agent in connection with the Debt Financing.  The Company and its affiliates have engaged, and may in the future engage, JPMorgan and Barclays for services related to investment banking and other commercial dealings in the ordinary course of business, for which these parties have received, and may in the future receive, customary fees and commissions.

The foregoing descriptions of the Purchase Agreement and the Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Commitment Letter, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending October 31, 2018.

Item 7.01 Regulation FD Disclosure.

On September 18, 2018, the Company issued a press release announcing its entry into the Purchase Agreement. In addition, the Company provided certain supplementary materials available to investors on the Company’s website at http://ir.ThorIndustries.com, including a copy of the presentation to be used during the Company’s conference call regarding the transaction and a transaction fact sheet describing the transaction. Copies of the Company’s press release, the presentation, and transaction fact sheet are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated by reference herein.

In accordance with general instruction B.2 to Form 8-K, the information set forth in Item 7.01 of this Form 8-K (including as incorporated by reference from Exhibits 99.1, 99.2, and 99.3) shall be deemed “furnished” and not “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

(d)            Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated September 18, 2018, issued by the Company.
99.2	Copy of Company presentation posted on Company’s website on September 18, 2018.
99.3	Copy of the transaction fact sheet posted on the Company’s website on September 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: September 18, 2018	By:	/s/ Colleen Zuhl
Name: Colleen Zuhl
Title: Senior Vice President and
Chief Financial Officer